EXHIBIT 10.21
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of January 1, 2012 (the “Effective Date”) by and between CytRx Corporation, a Delaware corporation (“Employer”), and Scott Geyer, an individual and resident of the State of California (“Employee”).

WHEREAS, Employer desires to employ Employee, and Employee is willing to be employed by Employer, on the terms set forth in this Agreement.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1.           Employment.  Effective as of the Effective Date, Employer shall continue to employ Employee, and Employee shall continue to serve, as Employer’s Senior Vice President – Manufacturing on the terms set forth herein.

2.           Duties; Place of Employment.  Employee shall perform in a professional and business-like manner, and to the best of his ability, the duties described on Schedule 1 to this Agreement and such other duties as are assigned to him from time to time by Employer’s President and Chief Executive Officer.  Employee understands and agrees that his duties, title and authority may be changed from time to time in the discretion of Employer’s President and Chief Executive Officer.  Subject to the succeeding sentences, Employee’s services hereunder shall be rendered at Employer’s corporate offices in Los Angeles, California, except for travel when and as required in the performance of Employee’s duties hereunder.  Employee generally shall be required to be physically present, and to perform his services hereunder, at Employee’s corporate headquarters not less than five business days per month, which shall include each in-person meeting of Employer’s Board of Directors and at least one senior management meeting per month.  Employee and Employer shall consult with each other from time to time regarding the optimal scheduling of Employee’s time at Employer’s corporate offices.  When not present at Employer’s corporate offices, Employee shall make himself readily accessible to Employer by telephone, via the Internet or other remote access, as Employer deems reasonably necessary for the performance of Employee’s services hereunder.

3.           Time and Efforts.  Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and to discharge his duties hereunder.

4.           Term.  The term (the “Term”) of Employee’s employment hereunder shall commence on the Effective Date and shall expire on December 31, 2012, unless sooner terminated in accordance with Section 6.  Neither Employer nor Employee shall have any obligation to extend or renew this Agreement.  In the event that Employer does not offer to extend or renew the Agreement, Employer shall continue to pay Employee his salary as provided for in Section 5.1 during the period commencing on the final date of the Term and ending on (a) June 30, 2013 or (b) the date of Employee’s re-employment with another employer, whichever is earlier; provided that, as a condition to Employer’s obligations under this sentence, Employee shall have executed and delivered to Employer a Separation Agreement and General Release in the form attached hereto as Exhibit A.  Employee shall notify Employer immediately in the event Employee accepts such employment with another employer.

5.           Compensation.  As the total consideration for Employee’s services rendered hereunder, Employer shall pay or provide Employee the following compensation and benefits:

5.1.           Salary.  Employee shall be entitled to receive an annual salary of Three Hundred Thirty Thousand Dollars ($330,000), payable in accordance with Employer’s normal payroll policies and procedures.

5.2.           Discretionary Bonus.  Employee also may be eligible for a bonus from time to time for his services during the Term.  Employee’s eligibility to receive a bonus, any determination to award Employee such a bonus and, if awarded, the amount thereof, shall be in Employer’s sole discretion.

5.3.           Expense Reimbursement.  Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time.  When Employee travels to Employer’s corporate offices, Employer shall pay for reasonable lodging and transportation (including flights), but shall not pay for food or other incidentals.

5.4.           Vacation.  Employee shall be entitled to twenty business days of vacation each year during the Term in accordance with Employer’s vacation policy in effect from time to time.

5.5.           Employee Benefits.  Employee shall be eligible to participate in any medical insurance and other employee benefits made available generally by Employer to all of its employees under its group plans and employment policies in effect during the Term.  Schedule 2 hereto sets forth a summary of such plans and policies as currently in effect.  Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.

5.6.           Payroll Taxes.  Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.

6.           Termination.  This Agreement may be terminated as set forth in this Section 6.

6.1.           Termination by Employer for Cause.  Employer may terminate Employee’s employment hereunder for “Cause” upon notice to Employee.  “Cause” for this purpose shall mean any of the following:

(a)           Employee’s breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten days to correct such breach;

(b)           Employee’s conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;

(c)           Employee’s act of fraud or dishonesty injurious to Employer or its reputation;

(d)           Employee’s continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;

(e)           Employee’s act or omission that, in the reasonable determination of Employer’s Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or

(f)           Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

Upon termination of Employee’s employment by Employer for Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.5 as of the date of such termination and any unpaid bonus that may have been earned or awarded Employee as provided in Section 5.2 prior to such date.

6.2.           Termination by Employer without Cause.  Employer may also terminate Employee’s employment without Cause upon ten days notice to Employee.  Upon termination of Employee’s employment by Employer without Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to (a) payment of (1) any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, and (2) an amount, which shall be due and payable within ten days following the effective date of such termination, equal to six months’ salary as provided in Section 5.1, and (b) continued participation, at Employer’s cost and expense, for a period of six months following such termination, in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination, provided that, as a condition to Employer’s obligations under Section 6.2(a)(2) and 6.2(b), Employee shall have executed and delivered to Employer a Separation Agreement and General Release in the form attached hereto as Exhibit A.

6.3.           Death or Disability.  Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability.  Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Employee, as the case may be) with respect to Employee or, if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive.  Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law.

7.           Confidentiality.  While this Agreement is in effect and for a period of five years thereafter, Employee shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee’s duties hereunder; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law.  Employee shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Employee’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee’s possession or under Employee’s control.  Upon the expiration or earlier termination of Employee’s employment with Employer, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee’s possession or under Employee’s control.

8.           Equitable Remedies; Injunctive Relief.  Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith.  This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

9.           Indemnification; Insurance.  Employer and Employee acknowledge that, as the Senior Vice President – Manufacturing of the Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent provided by Employer to its officers, directors and agents under the Employer’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement.  Subject to his insurability thereunder, effective the Effective Date, Employer shall add Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.

10.           Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11.           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

12.           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof.  Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.

13.           Amendment.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee).  The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

14.           Governing Law.  This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice-of-law rules.

15.           Notice.  All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer: CytRx Corporation 11726 San Vicente Boulevard, Suite 650 Los Angeles, California 90049 Facsimile: (310) 826-5529 Attention: Chief Executive Officer
If to Employee:

16.           Survival.  Sections 7 through 16, 18 and 19 shall survive the expiration or termination of this Agreement.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.  A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.

18.           Attorney’s Fees.  In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.

19.           No Interpretation of Ambiguities Against Drafting Party.  This Agreement has been negotiated at arm's length between persons knowledgeable in the matters dealt with herein.  In addition, each party has been represented by experienced and knowledgeable legal counsel.  Accordingly, the parties agree that any rule of law, including, but not limited to, California Civil Code Section 1654 or any other statutes, legal decisions, or common law principles of similar effect, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER” CytRx Corporation By: /s/ Steven A. Kriegsman Steven A. Kriegsman President & Chief Executive Officer
“EMPLOYEE” /s/ Scott Geyer Scott Geyer

EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of _________, 20__ (“General Release”), by and between Scott Geyer (“Executive”) and CytRx Corporation, a Delaware corporation (the “Company”), with reference to the following facts:

WHEREAS, this General Release is provided for in, and is in furtherance of, the Employment Agreement, dated as of January 1, 2012, between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive desires to execute and deliver to the Company this General Release in consideration of the Company’s providing Executive with certain severance benefits pursuant to Section 6.2 of the Employment Agreement; and

WHEREAS, Executive and the Company intend that this General Release shall be in full satisfaction of any and all obligations described in this General Release owed to Executive by the Company, except as expressly provided in this General Release.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, Executive and the Company agree as follows:

1.           Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, obligations, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with and services to the Company or any of its affiliates; (b) the termination of Executive’s employment with and services to the Company and any of its affiliates; or (c) any event whatsoever occurring on or prior to the date of this General Release.  The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under any employment agreement between Executive, on the one hand, and the Company or its affiliates, on the other hand) and any action arising in tort including, but not limited to, libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the

Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act or the discrimination or employment laws of any state or municipality, and any claims under any express or implied contract which Releasers may claim existed with Releasees.  This also includes, but is not limited to, a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with or services to the Company or any of its affiliates or the termination of that employment or those services; and any claims under the Worker Adjustment and Retraining Notification Act, California Labor Code Section 1400 et seq. or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.  This release and waiver does not apply to: (i) the Executive’s rights to receive the compensation and benefits provided for in Section 6.2 of the Employment Agreement: or (ii) Executive’s rights under any stock option agreement between Executive and the Company.

2.           Executive understands and agrees that he is expressly waiving all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Releasees.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this General Release is intended to include all claims, if any, which Executive may have and which he does not now know or suspect to exist in his favor against the Releasees and Executive understands and agrees that this Agreement extinguishes those claims.

3.           Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies.  Executive, however, waives Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing) pursue any claims on Executive’s behalf.  Executive represents and warrants that Executive has not filed any complaint, charge or lawsuit against the Releasees with any government agency or any court.

4.           Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release.  Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

5.           Executive acknowledges and recites that:

Executive has executed this General Release knowingly and voluntarily;

Executive has read and understands this General Release in its entirety;

Executive acknowledges that he has been advised by his own legal counsel and has sought such other advice as he wishes with respect to the terms of this General Release before executing it;

Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

Executive has not sold, assigned, transferred or conveyed any claim, demand, right, action, suit, cause of action or other interest that is the subject matter of this General Release.

6.           This General Release shall be governed by the internal laws (and not the choice of laws) of the State of California, except for the application of preemptive Federal law.

7.           Executive acknowledges that he is waiving his rights under the ADEA and the Older Worker's Benefit Protection Act and therefore, in compliance with those statutes, acknowledges the following:

Executive acknowledges that he has been provided a minimum of twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it;

Executive acknowledges that he shall have seven days from the date he executes this General Release to revoke his waiver and release of any ADEA claims only (but not his waiver or release hereunder of other claims) by providing written notice of the revocation to the Company, and that, in the event of such revocation, the provisions of clauses (a)(2) and (b) of Section 6.2 of the Employment Agreement shall thereupon become null and void and the Company shall be entitled to a return from Executive of all payments to Executive pursuant to such clauses;

Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement; and

Executive acknowledges that the consideration given in exchange for this waiver and release Agreement is in addition to anything of value to which he was already entitled.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: ___________________, 20__	Scott Geyer